Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2012 Financial Results

LEAWOOD, KANSAS, USA - October 23, 2012 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2012 financial results.

Euronet reports the following consolidated results for the third quarter 2012 compared with the same period of 2011:

•	Revenues of $316.4 million, a 6% increase from $299.5 million (15% increase on a constant currency(1) basis).

•	Operating income of $24.2 million, a 20% increase from $20.1 million (32% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $42.6 million, a 13% increase from $37.6 million (24% increase on a constant currency basis).

•	Net income attributable to Euronet of $14.6 million or $0.28 diluted earnings per share, compared with net loss of $3.2 million or $0.06 diluted loss per share.

•	Adjusted cash earnings per share(3) of $0.42, a 14% increase from $0.37.

•	Transactions of 587 million, a 12% increase from 524 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased with our 32% constant currency operating income growth in the quarter," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "The EFT and Money Transfer Segments delivered exceptional 80% and 38% constant currency operating income growth, respectively. While we continue to see decreases in the epay Segment versus the same quarter last year, the segment's results improved sequentially, posting revenue and operating income growth of 4% and 1%, respectively. We are optimistic that epay will soon contribute more to earnings growth as we continue to refocus our sales initiatives, introduce more non-mobile content and rollout additional value added services."

Segment and Other Results
The EFT Processing Segment reports the following results for the third quarter 2012 compared with the same period of 2011:

•	Revenues of $64.9 million, a 29% increase from $50.2 million (47% increase on a constant currency basis).

•	Operating income of $14.5 million, a 61% increase from $9.0 million (80% increase on a constant currency basis).

•	Adjusted EBITDA of $20.9 million, a 47% increase from $14.2 million (65% increase on a constant currency basis).

•	Transactions of 302 million, a 22% increase from 247 million.

•	Operated 17,370 ATMs as of September 30, 2012, a 37% increase from 12,668.

Revenue, operating income and Adjusted EBITDA growth in the third quarter was driven by a 37% increase in ATMs under management, transaction growth in virtually every market and increased sales of value added services in Europe which are seasonally higher during the third quarter compared to other quarters. While costs increased to support this growth, they did not increase commensurate with revenue, reflecting the leveragability of the business.

Transactions grew 22%, with the largest increases in Poland, Romania, India, Euronet Middle East and our cross border acquiring business. Revenues grew at a faster rate than transactions due to increased sales of value added services, which earn more revenue per transaction than traditional EFT transactions, and monthly recurring fees paid by banks for rights to access our ATMs in Central and Eastern Europe and India. ATM growth of 37% was partially attributable to brown label ATMs deployed in India, which are still in the ramp-up phase and are not yet generating a profit. ATMs acquired from the cash4you network in Poland, the acquisition of PayNet in Romania and expansion of our Independent ATM Deployed (IAD) Networks in new and existing markets also contributed to ATM and operating income growth.

The epay Segment reports the following results for the third quarter 2012 compared with the same period of 2011:

•	Revenues of $171.6 million, a 2% decrease from $174.3 million (6% increase on a constant currency basis).

•	Operating income of $10.1 million, a 24% decrease from $13.3 million (22% decrease on a constant currency basis).

•	Adjusted EBITDA of $15.1 million, a 15% decrease from $17.7 million (10% decrease on a constant currency basis).

•	Transactions of 277 million, a 2% increase from 271 million.

•	Point of sale ("POS") terminals of approximately 631,000 as of September 30, 2012, a 7% increase from approximately 591,000.

•	Retailer locations of approximately 304,000 as of September 30, 2012, an 8% increase from approximately 282,000.

Constant currency revenue growth in the epay Segment was due to the September 2011 acquisition of cadooz. Operating income and Adjusted EBITDA were adversely impacted by three previously announced matters: mobile operator distribution strategy changes in Brazil, certain retailers in Australia going direct with mobile operators and economic pressures in Spain. In the quarter, Australia partially lapped the downturn from certain retailers going direct with mobile operators in September last year. Partially offsetting these decreases were increased prepaid mobile sales in the U.S. and continued demand for non-mobile content, particularly in Germany.

The Money Transfer Segment reports the following results for the third quarter 2012 compared with the same period of 2011:

•	Revenues of $80.0 million, a 7% increase from $75.1 million (13% increase on a constant currency basis).

•	Operating income of $6.2 million, a 29% increase from $4.8 million (38% increase on a constant currency basis).

•	Adjusted EBITDA of $10.9 million, a 10% increase from $9.9 million (16% increase on a constant currency basis).

•	Total transactions of 7.9 million, a 25% increase from 6.3 million.

•	Network locations of approximately 170,000 as of September 30, 2012, a 21% increase from approximately 140,000.

Revenue, operating income and Adjusted EBITDA growth in the quarter was driven by the 25% increase in total transactions. Increased operating profit was driven by continued network expansion, which grew 21% over the same quarter last year. Money transfer transactions increased 14%, commensurate with revenue on a constant currency basis. U.S. initiated transfers increased 19% compared to the same quarter last year, including an 18% increase in transfers to Mexico. Non-U.S. initiated transfers increased 7%, despite continued economic pressure in Europe. The segment continued to see a strong 86% growth in non-money transfer transactions, which earn significantly lower revenue per transaction than money transfers.

Corporate and Other reports $6.6 million of expense for the third quarter 2012 compared with $7.0 million for the third quarter 2011. Share-based compensation expense is the primary reason for the decrease in expense.

Balance Sheet and Financial Position

Unrestricted cash on hand was $191.8 million as of September 30, 2012, compared to $178.6 million as of June 30, 2012. Cash increased as a result of cash generated from operations as well as temporary working capital changes in the epay segment due to the timing of settlements, partly offset by $61 million in payments on the revolving credit facility. Total indebtedness was $261.6 million as of September 30, 2012, compared to $321.4 million as of June 30, 2012. On October 15, 2012, the Company repurchased substantially all of the $171 million principal amount of 3.5% convertible bonds using cash on the balance sheet and available capacity on the Company's revolving credit facility. As announced on October 12, 2012, capacity on the Company's revolving credit facility was increased from $275 million to $400 million.

Guidance
The Company currently expects adjusted cash earnings per share for the fourth quarter 2012, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.47 before a tax charge of up to potentially $0.04 per share as a result of a federal alternative minimum tax and state income tax expense related to the non-recurring fourth quarter repurchase of the Company's convertible bonds.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency, Adjusted EBITDA and adjusted cash earnings per share financial measures. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with US GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding income tax expense, depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 24, 2012, at 9:00 a.m. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 17,370 ATMs, approximately 69,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 36 countries; card software solutions; a prepaid processing network of approximately 631,000 POS terminals at approximately 304,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 170,000 locations serving 133 countries. With corporate headquarters in Leawood, Kansas, USA, and 47 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2012	2011

Revenues	$316.4	$299.5

Operating expenses:
Direct operating costs	200.4	190.5
Salaries and benefits	45.6	44.0
Selling, general and administrative	30.0	30.1
Depreciation and amortization	16.2	14.8
Total operating expenses	292.2	279.4
Operating income	24.2	20.1

Other income (expense):
Interest income	0.9	1.7
Interest expense	(5.6)	(5.0)
Income from unconsolidated affiliates	0.2	0.6
Loss on early retirement of debt	—	(1.9)
Foreign exchange gain (loss), net	1.4	(11.9)
Total expense, net	(3.1)	(16.5)
Income before income taxes	21.1	3.6

Income tax expense	(6.8)	(6.5)

Net income (loss)	14.3	(2.9)
Net loss (income) attributable to noncontrolling interests	0.3	(0.3)
Net income (loss) attributable to Euronet Worldwide, Inc.	$14.6	$(3.2)

Earnings (loss) per share attributable to Euronet
Worldwide, Inc. stockholders - diluted
Earnings (loss) per share	$0.28	$(0.06)

Diluted weighted average shares outstanding	51,597,319	51,116,512

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2012	December 31,
	(unaudited)	2011

ASSETS
Current assets:
Cash and cash equivalents	$191.8	$170.7
Restricted cash	93.2	73.3
Inventory - PINs and other	66.2	98.8
Trade accounts receivable, net	316.1	349.5
Other current assets, net	60.7	61.7

Total current assets	728.0	754.0

Property and equipment, net	109.3	102.9
Goodwill and acquired intangible assets, net	575.8	588.5
Other assets, net	58.5	60.9

Total assets	$1,471.6	$1,506.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$604.9	$601.6
Short-term debt obligations	180.0	172.9

Total current liabilities	784.9	774.5

Debt obligations, net of current portion	78.6	161.7
Capital lease obligations, net of current portion	3.0	4.2
Deferred income taxes	23.8	26.0
Other long-term liabilities	12.7	13.2

Total liabilities	903.0	979.6

Equity	568.6	526.7

Total liabilities and equity	$1,471.6	$1,506.3

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2012

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$14.3

Add: Income tax expense					6.8
Add: Total other expense, net					3.1

Operating income (expense)	$14.5	$10.1	$6.2	$(6.6)	24.2

Add: Depreciation and amortization	6.4	5.0	4.7	0.1	16.2
Add: Share-based compensation	—	—	—	2.2	2.2

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$20.9	$15.1	$10.9	$(4.3)	$42.6

	Three months ended September 30, 2011

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(2.9)

Add: Income tax expense					6.5
Add: Total other expense, net					16.5

Operating income (expense)	$9.0	$13.3	$4.8	$(7.0)	20.1

Add: Depreciation and amortization	5.2	4.4	5.1	0.1	14.8
Add: Share-based compensation	—	—	—	2.7	2.7

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$14.2	$17.7	$9.9	$(4.2)	$37.6

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2012	2011

Net income (loss) attributable to Euronet Worldwide, Inc.	$14.6	$(3.2)
3.5% convertible debt interest and amortization of issuance costs, net of tax(1)	1.7	—
Earnings (loss) applicable for common shareholders -- cash earnings per share	16.3	(3.2)

Foreign exchange (gain) loss, net of tax	(1.4)	11.6
Intangible asset amortization, net of tax	4.4	4.2
Share-based compensation, net of tax	2.0	2.6
Non-cash 3.5% convertible debt accretion interest, net of tax	2.0	1.9
Loss on early debt retirement, net of tax	—	1.9
Non-cash GAAP tax expense	0.4	0.4

Adjusted cash earnings(2)	$23.7	$19.4

Adjusted cash earnings per share - diluted(2)	$0.42	$0.37

Diluted weighted average shares outstanding	51,597,319	51,116,512

Incremental shares from assumed conversion of stock options and restricted stock	—	640,879
Effect of assumed conversion of convertible debentures(1)	4,235,136	—
Effect of unrecognized share-based compensation on diluted shares outstanding	673,037	562,549
Adjusted diluted weighted average shares outstanding	56,505,492	52,319,940

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the convertible debentures was not dilutive to the Company's GAAP earnings for the periods presented, it was dilutive to the Company's adjusted cash earnings per share for the three months ended September 30, 2012. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.